FOR IMMEDIATE RELEASE

IMH Secured Loan Fund, LLC Announces Consent Solicitation Results

Scottsdale, Arizona (June 9, 2010) -- On behalf of IMH Secured Loan Fund, LLC (the “Fund”), Investors Mortgage Holdings Inc., the manager of the Fund (the “Manager”), announced that as of 3 p.m. Eastern time today, the Fund had received delivery of the requisite number of written consents to approve the Conversion Transactions described in the Consent Solicitation/Prospectus, and the 2010 IMH Financial Corporation Employee Stock Incentive Plan, according to the Fund’s tabulation of member consents delivered to the Fund.  The results are being verified by an independent inspector of elections.  Final certified results will be released upon completion of this certification.

About IMH Secured Loan Fund, LLC and Investors Mortgage Holdings Inc.

IMH Secured Loan Fund, LLC and Investors Mortgage Holdings Inc. are headquartered in Scottsdale, Arizona.  For more information, please visit www.imhre.com.

Important Additional Information for Investors and Stockholders

This communication may be deemed to be made in respect of the proposed conversion of IMH Secured Loan Fund, LLC (the “Fund) into IMH Financial Corporation and the exchange of all outstanding equity interest in Investors Mortgage Holdings Inc. (the “Manager”) and IMH Holdings, LLC (“Holdings”) for stock of IMH Financial Corporation and may be deemed solicitation material regarding these proposed transactions (the “Conversion Transactions”). In connection with the proposed Conversion Transactions, the IMH Financial Corporation and the Fund have filed a registration statement on Form S-4, including a preliminary consent solicitation statement/prospectus, with the U.S. Securities and Exchange Commission (“SEC”). The definitive consent solicitation statement/prospectus has been filed with the SEC and has been mailed to members of the Fund. SECURITYHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE CONSENT SOLICITATION/PROSPECTUS (AND ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND, IMH FINANCIAL CORPORATION, THE MANAGER, HOLDINGS, AND THE PROPOSED CONVERSION TRANSACTIONS.

The Fund, the Manager, IMH Financial Corporation, Holdings and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of consents from the members of IMH Secured Loan Fund, LLC in respect of the proposed Conversion Transactions. Information regarding the Fund, the Manager, IMH Financial Corporation, Holdings and their respective directors and executive officers is included in the preliminary consent solicitation statement/prospectus filed with the SEC on May 10, 2010 and the definitive consent solicitation/prospectus, dated May 14, 2010, being mailed to members of the Fund. Members can obtain more detailed information regarding the direct and indirect interests of directors and executive officers in the Conversion Transactions by reading the definitive consent solicitation statement/prospectus.

Members may obtain free copies of the consent solicitation /prospectus and other documents filed with the SEC at the SEC’s website at www.sec.gov, or at the Manager’s website at www.imhre.com. Such documents, as available, can also be obtained by directing a request to the Fund, Attention: Investor Relations, telephone: (480) 840-8400.